Exhibit 99.1

NEWS RELEASE
For Immediate Release
February 15, 2007

Chesapeake Reports Preliminary Fourth-Quarter and Full-Year 2006 Results

2006 Financial Highlights

Fourth Quarter:
•  Consolidated net sales were up 3 percent compared to 2005. Excluding changes in foreign currency exchange rates and the effects of acquisitions and divestitures, net sales were up 1 percent compared to 2005.
•  Operating income, exclusive of goodwill impairments, gains or losses on divestitures and restructuring expenses, asset impairments and other exit costs, for 2006 was $12.1 million, compared to $7.1 million, for 2005. Changes in foreign currency exchange rates increased the 2006 results $0.8 million when compared to the 2005 results.

Full Year:
•  Consolidated net sales were down 1 percent compared to 2005. Excluding changes in foreign currency exchange rates and the effects of acquisitions and divestitures, net sales were down 2 percent compared to 2005.
•  Operating income, exclusive of goodwill impairments, gains or losses on divestitures and restructuring expenses, asset impairments and other exit costs, for 2006 was $44.9 million, compared to $47.7 million for 2005, despite an increase in pension expense of $7.8 million. Foreign currency exchange rates did not have a significant impact on the comparability of full-year operating income.

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today reported a preliminary loss from continuing operations of $18.7 million, or $0.96 per share, for the fourth quarter of 2006 and $17.8 million, or $0.92 per share, for the full-year 2006. These results compared to a loss from continuing operations of $314.1 million, or $16.19 per share, for the fourth quarter of 2005 and $306.7 million, or $15.81 per share, for the full-year 2005. Including discontinued operations, the company reported a preliminary net loss of $19.6 million, or $1.01 per share, for the fourth quarter of 2006 and $25.0 million, or $1.29 per share, for the full-year 2006. These results compared to a net loss of $317.0 million, or $16.34 per share, for the fourth quarter of 2005 and $314.3 million, or $16.20 per share, for the full-year 2005.

The preliminary results for the fourth-quarter and full-year 2006 included an after-tax non-cash charge of $20.8 million, or $1.07 per share, resulting from the company’s preliminary assessment of goodwill impairment in the tobacco packaging reporting unit in the Paperboard Packaging segment. The results for the fourth-quarter and full-year 2005 included an after-tax non-cash charge of $311.7 million, or $16.07 per share, for goodwill impairment within the reporting units of the Paperboard Packaging segment. The company expects to complete its review of the tobacco packaging reporting unit impairment prior to filing its 2006 Annual Report on Form 10-K.

. . . more

The preliminary fourth-quarter and full-year results for 2006 included net after-tax losses of $0.6 million and $3.4 million, respectively, or $0.03 and $0.18 per share, respectively, for divestitures, restructuring expenses, asset impairments and other exit costs, primarily related to the company’s global cost savings program. The fourth-quarter and full-year results for 2005 included net after-tax losses of $5.8 million and $11.5 million, respectively, or $0.30 and $0.59 per share, respectively, for divestitures, restructuring expenses, asset impairments and other exit costs primarily related to the company’s global cost savings program.

The preliminary full-year results for 2006 included a pre-tax and after-tax loss of $0.6 million, or $0.03 per share, on the early redemption of £5.0 million principal amount of its 10.375% senior subordinated notes due 2011. The full-year results for 2005 included a pre-tax and after-tax loss of $0.5 million, or $0.03 per share, on the early redemption of £2.9 million principal amount of its 10.375% senior subordinated note due 2011.

Income from continuing operations, exclusive of losses on extinguishment of debt, goodwill impairments, gains or losses on divestitures and restructuring expenses, asset impairments and other exit costs, was $2.7 million, or $0.14 per share, for the fourth quarter of 2006, compared to $3.4 million, or $0.18 per share, for the fourth quarter of 2005. Results on this measure were $7.0 million, or $0.36 per share, for the full-year 2006, compared to $17.0 million, or $0.88 per share, for the full-year 2005.

“We had improved operating profits in many of our end-use markets during 2006, and our cost savings program exceeded our expectations,” said Andrew J. Kohut, Chesapeake’s president & chief executive officer. “However, competitive pricing in many of our markets, a decline in tobacco packaging volume and a significant increase in pension expense masked much of the cost savings benefit in 2006.

“The decline experienced in tobacco packaging will be difficult to recover in 2007, but we expect a decrease in pension expense and continuing benefits from our cost savings program. However, an improvement in operating earnings, exclusive of costs associated with our global cost savings program, will be a challenge in 2007. Furthermore, an expected increase in our overall tax rate will negatively impact earnings per share.”

Segment Results

The following discussion compares the results of the business segments for the fourth-quarter and full-year 2006 to the fourth-quarter and full-year 2005. The company’s segment operating income measure excludes goodwill impairment, gains (losses) on divestitures and restructuring expenses, asset impairments and other exit costs.

Paperboard Packaging

•  Net sales for the Paperboard Packaging segment were $218.1 million for the fourth quarter of 2006, an increase of $10.7 million, or 5 percent, from the comparable period in 2005. Excluding changes in foreign currency exchange rates, which increased net sales $16.4 million, net sales were down 3 percent. This decrease in net sales was primarily due to lower sales of tobacco and branded products packaging, partially offset by increased sales of pharmaceutical and healthcare packaging.

•  Net sales for the full-year 2006 were $840.4 million, an increase of $13.0 million, or 2 percent, from the comparable period in 2005. Excluding changes in foreign currency exchange rates, which increased net sales $8.3 million, net sales were up 1 percent. Excluding the changes in foreign currency exchange rates and the effects of acquisitions and divestitures, net sales decreased 4 percent for the year. This decrease in net sales was primarily due to lower sales of tobacco and branded products packaging.

. . . more

•  Operating income for the Paperboard Packaging segment for the fourth quarter of 2006 was $10.7 million, an increase of $2.2 million, or 26 percent, versus the comparable period in 2005. Excluding changes in foreign currency exchange rates, which increased operating income $0.8 million, operating income was up 16 percent for the quarter. The increase in operating income was due to increased sales in pharmaceutical and healthcare packaging and benefits resulting from our cost savings initiatives. These improvements were partly offset by reduced sales in tobacco packaging and increased pension costs.

•  Operating income for the full-year 2006 was $42.9 million, a decrease of $6.9 million, or 14 percent, versus the comparable period in 2005. Excluding changes in foreign currency exchange rates, which increased operating income $0.6 million, operating income was down 15 percent for the year. The decrease in operating income was primarily due to increased pension and energy costs and reduced sales of tobacco packaging, partly offset by improved results in pharmaceutical and healthcare packaging.

Plastic Packaging

•  Net sales for the Plastic Packaging segment were $39.9 million for the fourth quarter of 2006, a decrease of $2.0 million, or 5 percent, from the comparable period in 2005. Excluding changes in foreign currency exchange rates, which decreased net sales $0.2 million, net sales were down 4 percent. Excluding the changes in foreign currency exchange rates and the effects of acquisitions and divestitures, net sales increased 23 percent for the quarter. This increase in net sales during the quarter was primarily due to increased sales prices reflecting the partial pass-through of higher raw material costs and increased volume.

•  Net sales for the full-year 2006 were $155.0 million, a decrease of $26.8 million, or 15 percent, from the comparable period in 2005. Excluding changes in foreign currency exchange rates, which decreased net sales $4.2 million, net sales were down 12 percent. Excluding the changes in foreign currency exchange rates and the effects of acquisitions and divestitures, net sales increased 7 percent for the year. Similar to the fourth quarter, the increase in net sales for the year was primarily due to increased sales prices reflecting the partial pass-through of higher raw material costs and increased volume.

•  Operating income for the Plastic Packaging segment for the fourth quarter of 2006 was $6.0 million, an increase of $3.3 million, or 122 percent, from the comparable period in 2005. Changes in foreign currency exchange rates did not have a significant impact on the comparability of fourth-quarter operating income. Operating income for the full-year 2006 was $17.9 million, an increase of $2.9 million, or 19 percent, versus the comparable period in 2005. Excluding changes in foreign currency exchange rates, which decreased operating income $0.4 million, operating income was up 22 percent for the year. The increases in operating income were primarily due to strong demand and improved results in the specialty chemical packaging market and the Irish dairy market, partly offset by lower operating earnings as a result of volume declines in South Africa.

Other information:

•  In November 2005 the company announced a $25-million global cost savings program aimed at improving or rationalizing underperforming operations, improving operational processes and reducing the overall company-wide cost structure. Since the program’s inception the company has recorded net pre-tax charges for divestitures and restructuring, asset impairments and other exit costs of approximately $24.0 million ($7.9 million of which are included in discontinued operations) and made cash payments related to program initiatives of approximately $21.9 million. In addition, the company has recovered approximately $26.7 million of cash in sale proceeds on operations and other assets divested under this program. Cost saving actions initiated to date, once complete, are expected to result in annualized cost savings of approximately $16 million. The company expects to announce additional cost savings initiatives in 2007 and expects to exceed its $25-million annualized cost savings goal.

. . . more

•  Due to the company’s expectation of a decline in tobacco packaging sales, the company concluded that goodwill in the tobacco packaging reporting unit of the Paperboard Packaging segment was not recoverable and recorded a preliminary after-tax non-cash charge of $20.8 million, or $1.07 per share. The company expects to complete its impairment analysis prior to filing its 2006 Annual Report on Form 10-K and may adjust the preliminary charge based upon completion of that analysis. The company does not expect the impairment charge to affect compliance with covenants under the company’s borrowing agreements.

•  Restructuring expenses, asset impairments and other exit costs were $0.8 million for the fourth quarter of 2006, compared to $7.4 million for the fourth quarter of 2005. Restructuring expenses, asset impairments and other exit costs were $8.5 million for the full-year 2006, compared to $10.7 million for the full-year 2005. The charges in all periods primarily related to activities undertaken as part of the company’s $25-million global cost savings program.

•  The company’s effective income tax rate is heavily influenced by the relationship of U.S. to non-U.S. pre-tax income (losses), as well as by management’s expectations as to recovery of its U.S. and certain foreign jurisdiction deferred income tax assets and any settlements of income tax contingencies with income tax authorities. The effective income tax rate was also affected by the goodwill impairment charges in both 2006 and 2005, substantially all of which were not deductible for income tax purposes. The fourth-quarter and full-year results for both 2006 and 2005 were impacted by management’s assessment of recoverability of deferred income tax assets. The fourth-quarter and full-year 2005 results included additional benefits related to the release of deferred income tax asset valuation allowances of $3.2 million and $2.9 million, respectively. In addition, the company recorded income tax benefits of $3.4 million in 2006 and $1.9 million in 2005 as a result of the favorable settlement of income tax contingencies with income tax authorities.

•  On July 31, 2006, the company completed the sale of its French luxury packaging operation. Results for that operation for both the current year and the prior periods are presented as discontinued operations.

•  Net cash generated by operating activities was $21.7 million for the full-year 2006, a decrease of $22.9 million compared to the full-year 2005. The decrease largely reflected an increase in spending associated with the global cost savings program of $10.7 million and increased working capital usage. Net cash generated by operating activities, exclusive of restructuring spending, was $38.0 million for the full-year 2006 and $50.2 million for the full-year 2005. The company’s total capital spending was $35.8 million in 2006 compared to $38.3 million in 2005.

•  Total debt, net of cash, at December 31, 2006, was $460.0 million compared to $424.2 million at January 1, 2006. The increase in net debt was primarily due to changes in foreign currency exchange rates, which increased reported net debt by approximately $34.2 million at the end of fiscal-year 2006 compared to the end of fiscal-year 2005.

•  The company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R), on December 31, 2006. This standard requires employers to recognize on a prospective basis the over-funded or under-funded status of a defined benefit pension or other postretirement plan as an asset or liability in its statement of financial position. As a result of the implementation of SFAS No. 158, the company recognized an after-tax decrease in stockholders’ equity of approximately $78 million, which represented the net under-funded status of the company’s defined benefit pension and other postretirement plans. The adoption had no impact on the company's consolidated statements of income or cash flows.

 . . . more

Use of Non-GAAP Financial Measures

The company presents the following measures of results each adjusted to exclude goodwill impairment charges, gains (losses) on the extinguishment of debt, gains (losses) on divestitures, and restructuring expenses, asset impairments and other exit costs as non-GAAP financial measures: operating income; income from continuing operations; earnings per share from continuing operations; and cash flows from operating activities. The company’s management believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because they exclude gains and losses that management believes are not indicative of the ongoing operating results of the business. In addition, these non-GAAP measures are used by management to evaluate the operating performance of the company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for income from operations, income from continuing operations, earnings per share from continuing operations or cash flows from operating activities as determined in accordance with GAAP. Reconciliation of these non-GAAP measures to income from operations, income from continuing operations, earnings per share from continuing operations and cash flows from operating activities are provided in the schedules of this release.

*****************************************************

Chesapeake will hold a conference call today at 11 a.m. Eastern Standard Time to discuss its preliminary fourth-quarter and full-year 2006 results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe’s premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has 47 locations in Europe, North America, Africa and Asia and employs approximately 5,550 people worldwide.

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company’s inability to realize the full extent of the expected savings or benefits from the $25-million global cost savings program and to complete such activities in accordance with its planned timetable and within the expected cost range; competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials, and the ability of the company to pass through increases in raw material costs to its customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign currency exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

# # #
Media Relations Contact:
Joseph C. Vagi
Manager - Corporate Communications
(804) 697-1110
joe.vagi@cskcorp.com
www.cskcorp.com

Investor Relations Contact:
Joel K. Mostrom
Senior Vice President & Chief Financial Officer
(804) 697-1147
joel.mostrom@cskcorp.com
www.cskcorp.com

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

INCOME STATEMENTS	Fourth Quarter		Full Year
	2006	2005	2006	2005

Net sales	$258.0	$249.3	$995.4	$1,009.2
Costs and expenses:
Cost of products sold	211.5	208.2	820.1	827.8
Selling, general and administrative expenses	35.0	33.9	134.1	135.2
Goodwill impairment charge	20.8	312.0	20.8	312.0
Restructuring expenses, asset impairments and other exit costs (a)	0.8	7.4	8.5	10.7
(Gain) loss on divestitures (b)	-	(0.6)	(3.1)	2.8
Other income, net	0.6	(0.1)	3.7	1.5
Operating (loss) income	(9.5)	(311.7)	18.7	(277.8)
Interest expense, net	10.7	8.0	39.8	32.8
Loss on extinguishment of debt	-	-	0.6	0.5
Loss from continuing operations before taxes	(20.2)	(319.7)	(21.7)	(311.1)
Income tax benefit	(1.5)	(5.6)	(3.9)	(4.4)
Loss from continuing operations	(18.7)	(314.1)	(17.8)	(306.7)
Discontinued operations, net of taxes (c)	(0.9)	(2.9)	(7.2)	(7.6)
Net loss	$(19.6)	$(317.0)	$(25.0)	$(314.3)

Diluted earnings per share:
Loss from continuing operations	$(0.96)	$(16.19)	$(0.92)	$(15.81)
Discontinued operations, net of taxes (c)	(0.05)	(0.15)	(0.37)	(0.39)
Net loss	$(1.01)	$(16.34)	$(1.29)	$(16.20)

Weighted average shares and equivalents outstanding - diluted	19.4	19.4	19.4	19.4

Other items:
Depreciation and amortization	$13.8	$15.6	$56.6	$59.2
Net cash provided by operating activities	20.1	16.1	21.7	44.6
Net cash provided by operating activities, exclusive	23.3	21.7	38.0	50.2
of restructuring spending
Capital expenditures	9.8	13.3	35.8	38.3

(a) Restructuring expenses, asset impairments and other exit costs in both 2005 and 2006 primarily represents costs associated with restructuring initiatives under the company's $25-million global cost savings program.

(b) Gain on divestitures for the full year 2006 reflects the net gain on the sale of the company's plastic packaging operation in
Northern Ireland. (Gain) loss on divestitures for 2005 reflects the write-down of promissory notes received in connection with the 2001 sale of Consumer Promotions International in the third quarter, and the subsequent partial recovery in the fourth quarter of 2005.

(c) Discontinued operations during 2006 primarily reflects the loss on sale, as well as historical operating results, of the company's
French luxury packaging business ("CLP"). The fourth quarter of 2006 also reflects an increase in the accrued liability associated with the disposition of assets of Wisconsin Tissue in 1999. Discontinued operations during 2005 reflects the loss on sale the company's
French wine and spirits label operation, Bourgeot Etiqso Lesbats, which was a component of the CLP business and has been reclassified from loss on divestiture. Also included in the 2005 discontinued operations is the reduction of the accrued liability for certain contractual obligations related to the former Merchandising & Specialty Packaging segment.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	Fourth Quarter		Full Year
	2006	2005	2006	2005
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Operating (loss) income	$(9.5)	$(311.7)	$18.7	$(277.8)
Add: goodwill impairment charge	20.8	312.0	20.8	312.0
Add: restructuring expenses, asset impairments and other exit costs	0.8	7.4	8.5	10.7
Less/Add: (gain) loss on divestitures	-	(0.6)	(3.1)	2.8
Operating income exclusive of goodwill impairments,
restructuring expenses, asset impairments and other exit costs, and (gain) loss on divestitures	$12.1	$7.1	$44.9	$47.7

Loss from continuing operations	$(18.7)	$(314.1)	$(17.8)	$(306.7)
Add: goodwill impairment charge after taxes	20.8	311.7	20.8	311.7
Add: restructuring expenses, asset impairments and
other exit costs after taxes	0.6	6.4	6.3	8.7
Less/Add: (gain) loss on divestitures after taxes	-	(0.6)	(2.9)	2.8
Add: loss on extinguishment of debt after taxes	-	-	0.6	0.5
Income from continuing operations exclusive of losses
associated with goodwill impairments, restructuring
expenses, asset impairments and other exit costs, and
(gain) loss on divestitures and the extinguishment of debt	$2.7	$3.4	$7.0	$17.0

Earnings per share from continuing operations	$(0.96)	$(16.19)	$(0.92)	$(15.81)
Add: goodwill impairment charge after taxes	1.07	16.07	1.07	16.07
Add: restructuring expenses, asset impairments and other
exit costs after taxes	0.03	0.33	0.33	0.45
Less/Add: (gain) loss on divestitures after taxes	-	(0.03)	(0.15)	0.14
Add: loss on extinguishment of debt after taxes	-	-	0.03	0.03
Earnings per share from continuing operations exclusive of
losses associated with goodwill impairments, restructuring
expenses, asset impairments and other exit costs, and
(gain) loss on divestitures and the extinguishment of debt	$0.14	$0.18	$0.36	$0.88

Cash flows from operating activities	$20.1	$16.1	$21.7	$44.6
Add: cash spending for restructuring activities	3.2	5.6	16.3	5.6
Cash flows from operating activities exclusive of
restructuring spending	$23.3	$21.7	$38.0	$50.2

BALANCE SHEETS
(in millions, unaudited)	December 31,	January 1,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$7.8	$8.7
Accounts receivable, net	146.7	134.8
Inventories, net	109.4	108.5
Other current assets	23.2	27.6
Total current assets	287.1	279.6
Property, plant and equipment, net	379.0	372.0
Goodwill	374.7	354.0
Other assets	97.2	117.4
Total assets	$1,138.0	$1,123.0

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$220.7	$221.9
Current portion of long-term debt	11.8	22.8
Income taxes payable	18.1	21.8
Dividends payable	4.4	4.3
Total current liabilities	255.0	270.8
Long-term debt	456.0	410.1
Pension and postretirement benefits	102.7	75.8
Deferred income taxes	18.3	17.0
Other long-term liabilities	57.7	54.0
Stockholders' equity	248.3	295.3
Total liabilities and stockholders' equity	$1,138.0	$1,123.0

	First	Second	Third	Fourth	Full
BUSINESS SEGMENT HIGHLIGHTS	Quarter	Quarter	Quarter	Quarter	Year
(in millions, unaudited)

Net sales:
2006
Paperboard Packaging	$205.8	$202.1	$214.4	$218.1	$840.4
Plastic Packaging	47.4	34.2	33.5	39.9	155.0
	$253.2	$236.3	$247.9	$258.0	$995.4
2005
Paperboard Packaging	$213.4	$204.5	$202.1	$207.4	$827.4
Plastic Packaging	50.7	46.5	42.7	41.9	181.8
	$264.1	$251.0	$244.8	$249.3	$1,009.2

Operating income:
2006
Paperboard Packaging	$9.5	$10.4	$12.3	$10.7	$42.9
Plastic Packaging	5.7	3.5	2.7	6.0	17.9
Corporate	(4.0)	(4.0)	(3.3)	(4.6)	(15.9)
Goodwill impairment charge	-	-	-	(20.8)	(20.8)
Restructuring expenses, asset impairments and
other exit costs	(4.0)	(2.1)	(1.6)	(0.8)	(8.5)
Gain (loss) on divestitures	(1.0)	-	4.1	-	3.1
	$6.2	$7.8	$14.2	$(9.5)	$18.7
2005
Paperboard Packaging	$11.9	$15.3	$14.1	$8.5	$49.8
Plastic Packaging	5.0	3.9	3.4	2.7	15.0
Corporate	(4.6)	(4.4)	(4.0)	(4.1)	(17.1)
Goodwill impairment charge	-	-	-	(312.0)	(312.0)
Restructuring expenses, asset impairments and
other exit costs	-	-	(3.3)	(7.4)	(10.7)
Gain (loss) on divestitures	-	(3.4)	-	0.6	(2.8)
	$12.3	$11.4	$10.2	$(311.7)	$(277.8)

Depreciation and amortization:
2006
Paperboard Packaging	$12.1	$12.1	$12.2	$12.0	$48.4
Plastic Packaging	2.4	1.8	1.8	1.8	7.8
Corporate	0.1	0.1	-	-	0.2
Discontinued Operations	0.1	0.1	-	-	0.2
	$14.7	$14.1	$14.0	$13.8	$56.6
2005
Paperboard Packaging	$11.9	$11.8	$11.6	$13.1	$48.4
Plastic Packaging	2.4	2.4	2.4	2.4	9.6
Corporate	0.1	0.1	0.1	0.0	0.3
Discontinued Operations	0.4	0.2	0.2	0.1	0.9
	$14.8	$14.5	$14.3	$15.6	$59.2